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                                                                     EXHIBIT 5

                                 August 25, 1998


The Restaurant Company
1 Pierce Place
Suite 100 East
Itasca, Illinois 60341

      Re:   11 1/4% SERIES B SENIOR DISCOUNT NOTES DUE 2008

Ladies and Gentlemen:

      We have acted as counsel to The Restaurant Company (the "Issuer"), in connection with the preparation of a registration statement on Form S-4 (the "Registration Statement") to register under the Securities Act of 1933, as amended (the "Act"), an offer to exchange (the "Exchange Offer")
Series B 11 1/4% Senior Discount Notes due 2008 (the "New Notes") for a like principal amount of Series A 11 1/4% Senior Discount Notes due 2007
(the "Old Notes"). The Old Notes were issued under an indenture
(the "Indenture") between the Issuer and State Street Bank and Trust Company, as trustee. In this connection, we have examined such corporate and other records, instruments, certificates and documents as considered necessary to enable us to express this opinion.

      Based on the foregoing, it is our opinion that, upon completion of the Exchange Offer, the New Notes will have been duly authorized for issuance and, when the New Note are duly executed, authenticated, issued and delivered, such New Notes will constitute valid and legally binding obligations of the Issuer and will be entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles (whether considered in a proceeding at law or in equity).

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Mayer, Brown & Platt under the caption "Legal Matters."

                                       Very truly yours,

                                       /s/ Mayer Brown & Platt
                                       --------------------------------
                                       MAYER, BROWN & PLATT